Exhibit 24.1

POWER OF ATTORNEY

This POWER OF ATTORNEY is given as of the 8th day of April, 2010 (“Effective Date”) by LyondellBasell Industries N.V. a public limited liability corporation incorporated under the laws of The Netherlands, having its seat in Rotterdam, The Netherlands and its registered office at Weena 737, 3013 AM Rotterdam, The Netherlands and registered with the Chamber of Commerce in Rotterdam, The Netherlands under number 24473890 (the “Grantor”);

WHEREAS, the Grantor is envisaged to become the ultimate parent company of the LyondellBasell group of companies as a result of the emergence (“Emergence”) of certain LyondellBasell group companies from protection under Chapter 11 of Title 11 the US Code (the “Bankruptcy Act”);

WHEREAS, the Grantor by virtue of the anticipated Emergence, as envisaged and set out in the Disclosure Statement and the Plan of Reorganization filed with the Bankruptcy Court of the Southern District of New York, NY, USA, as amended and supplemented from time to time, will enter into agreements and any further documents, deeds, agreements, powers of attorney, notices, acknowledgements, letter agreements, memoranda, statements and certificates as may be ancillary, necessary, required or useful in connection with Emergence, including with regard to setting up and concluding any and all financing of the LyondellBasell group of companies, including, but not limited to the Purchase Agreement, Registration Rights Agreement, Indenture, Offering Memorandum and other ancillary documentation relating to the $2.25 billion dollar and 375 million euro senior secured notes, the Credit Agreement, Guarantee Agreement, Escrow Agreement and all ancillary documentation relating to the $500 million term loan, the ABL Credit Agreement, related commitment letters and all other related documentation in connection with Emergence (collectively, “Documents”);

NOW THIS POWER OF ATTORNEY WITNESSES AND DECLARES that the GRANTOR hereby appoints James L. Gallogly, C. Kent Potter, Craig B. Glidden, Francesco D. Svelto and Gerald A. O’Brien, as its attorney(s) (the “Attorneys” and each an “Attorney”) on the terms and conditions set out below;

AND THE GRANTOR HEREBY FURTHERMORE:

(i)	authorizes each Attorney, when acting individually to negotiate, amend, adapt, waive, sign, execute, deliver and (where relevant) perform for and on behalf of the Grantor the Documents in such forms as any Attorney may approve (such approval to be conclusively evidenced by an Attorney’s execution thereof) and to do all such acts and things as may be ancillary thereto and/or necessary and/or useful and/or desirable in the sole opinion of any Attorney in connection with or for the purpose of the entering into, execution, delivery or performance of the Documents and the entering into and performance of the transactions contemplated thereby and hereby ratifies all actions taken by such parties in connection with all such transactions and Documents commencing on March 1, 2010 (the “Power of Attorney”);

(ii)	covenants and agrees to indemnify and to hold harmless each Attorney and persons designated by any Attorney from and against any liability they or any one of them might incur for any steps taken by them or any one of them in connection with the Power of Attorney;

(iii)	declares that the Power of Attorney has also been granted for the benefit of other persons a party to any Document and shall be irrevocable;

(iv)	declares that the Power of Attorney shall be governed by and shall be interpreted in accordance with Netherlands law and shall be valid as of Effective Date up to the 31st of May 2010;

(v)	declares that this appointment also applies to situations where an Attorney (also) acts as the Grantor’s counterparty within the meaning of article 3:68 Dutch Civil Code or as representative of the Grantor’s counterparty;

(vi)	undertakes, when so requested, that the Grantor will ratify and confirm whatever any one of the Attorneys shall lawfully do or cause to be done pursuant to the powers conferred to such Attorney under this Power of Attorney;

IN WITNESS WHEREOF THIS POWER OF ATTORNEY is executed. Stichting TopCo, sole member of the Management Board of

LyondellBasell Industries N.V.

/s/ Frederik J. Bos
Frederik J. Bos